Exhibit 99.1

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2015

ANDOVER, MA -- (Marketwired - April 28, 2015) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2015. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2015 increased to $64,017,000, compared to $53,233,000 for the corresponding period a year ago, and increased from $60,735,000 for the fourth quarter of 2014. First quarter bookings increased to $59,541,000 from $50,240,000 for the corresponding period a year ago, but decreased from $62,336,000 for the fourth quarter of 2014.

Gross margin increased to $28,891,000 for the first quarter of 2015, compared to $22,792,000 for the corresponding period a year ago, and increased from $26,116,000 for the fourth quarter of 2014. Gross margin, as a percentage of revenue, increased to 45.1% for the first quarter of 2015, compared to 42.8% for the first quarter of 2014, and increased from 43.0% for the fourth quarter of 2014.

Net income for the first quarter was $3,371,000, or $0.09 per diluted share, compared to a net loss of ($5,378,000), or ($0.14) per share, for the corresponding period a year ago and a net loss of nil, or $0.00 per share, for the fourth quarter of 2014.

Cash flow from operations totaled $5,070,000 for the first quarter of 2015 compared to cash used for operations of ($4,480,000) for the corresponding period a year ago. Cash and cash equivalents increased by $4,135,000 to approximately $59,322,000 at the end of the first quarter of 2015 from $55,187,000 at the end of the fourth quarter of 2014.

Total backlog at the end of the first quarter of 2015 was $49,838,000, compared to $54,249,000 at the end of 2014.

Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor's first quarter performance was driven by contributions from VI Chip and Picor which led to improvements in profitability indicative of the potential of our business model. With the introduction of distinctly superior power component and system products taking place at an accelerating rate, our targets for revenue growth and financial performance are drawing near, and these will ultimately validate our strategy of leading a revolution in the power system market. Enthusiastic as I am about our future, I reiterate the caution highlighted during our February earnings call that bookings and shipments of VI Chip and Picor products will be volatile prior to completing an expansion of our footprint with a diversified base of customers. As discussed when we addressed fourth quarter performance and our expectations for the first quarter, with a limited initial customer base we will continue to experience shifts in demand, driven in part by subsequent generations of Intel processors. These changes in demand will make sequential quarterly comparisons difficult to predict until VI Chip and Picor products achieve traction with a mix of applications driving a statistical revenue mix."

"During the first quarter, we significantly expanded our line of innovative ChiP (Converter housed in Package™) modules. These devices address applications in Data Centers, Telecom/Datacom, EV/HEV, Industrial and Aerospace/Defense. Consistently with our focus on product differentiation, ChiPs exhibit power density levels far greater than any competitive converters, enabling customers to optimize end systems for space and weight. With our FPA™ components and SiP ZVS regulators, power system architects are able to create complete, integrated power solutions offering far greater performance and ease of use with substantially lower total cost of ownership. ChiPs, as board mounted power components or in VIA systems, will be the primary drivers of future revenue and profit growth."

"During the first quarter, we started sampling VIA system products providing complete front end power solutions. Customers are responding enthusiastically, leading to initial design wins. While, given design cycles, substantial volumes of VIA shipments will not occur until 2016, it is becoming clear that VIA front ends and board mounted ChiPs and SiPs position Vicor as the unique provider of high performance, cost effective modular power solutions from the source to the Point-Of-Load."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 28, 2015 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 25698363. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 13, 2015. The replay dial-in number is 888-286-8010 and the Passcode is 93464591. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2014, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                         QUARTER ENDED
                                                          (Unaudited)

                                                   -----------  -----------
                                                     MAR 31,      MAR 31,
                                                       2015         2014
                                                   -----------  -----------

Net revenues                                       $    64,017  $    53,233
Cost of revenues                                        35,126       30,441
                                                   -----------  -----------
    Gross margin                                        28,891       22,792

Operating expenses:
    Sales & administration                              14,862       17,980
    Research & development                              10,419       10,251
                                                   -----------  -----------
      Total operating expenses                          25,281       28,231
                                                   -----------  -----------

Income (loss) from operations                            3,610       (5,439)

Other income (loss), net                                   (29)          30
                                                   -----------  -----------

Income (loss) before income taxes                        3,581       (5,409)

Provision for income taxes                                 139           17
                                                   -----------  -----------

Consolidated net income (loss)                           3,442       (5,426)

Less: Net income (loss) attributable to
noncontrolling interest                                     71          (48)
                                                   -----------  -----------

Net income (loss) attributable to Vicor
 Corporation                                       $     3,371  $    (5,378)
                                                   ===========  ===========

Net income (loss) per share attributable to Vicor
 Corporation:
    Basic                                          $      0.09  $     (0.14)
    Diluted                                        $      0.09  $     (0.14)

Shares outstanding:
    Basic                                               38,689       38,541
    Diluted                                             39,149       38,541

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     MAR 31,      DEC 31,
                                                       2015         2014
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    59,322  $    55,187
    Short-term investments                                  90          270
    Accounts receivable, net                            32,675       28,431
    Inventories, net                                    24,837       26,328
    Deferred tax assets                                    107          107
    Other current assets                                 3,180        3,155
                                                   -----------  -----------
      Total current assets                             120,211      113,478

Long-term investments                                    2,902        3,002
Property and equipment, net                             36,460       37,387
Other assets                                             1,700        1,675
                                                   -----------  -----------

                                                   $   161,273  $   155,542
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $    10,111  $     7,932
    Accrued compensation and benefits                    9,172        8,663
    Accrued expenses                                     2,217        3,178
    Accrued severance charges                            1,313        1,904
    Income taxes payable                                    17           41
    Deferred revenue                                     1,854        1,439
                                                   -----------  -----------
      Total current liabilities                         24,684       23,157

Long-term deferred revenue                                 572          637
Long-term income taxes payable                             873          867
Deferred income taxes                                      329          329

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      173,285      172,412
    Retained earnings                                   98,129       94,758
    Accumulated other comprehensive loss                  (523)        (471)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     131,964      127,772
  Noncontrolling interest                                2,851        2,780
                                                   -----------  -----------
    Total equity                                       134,815      130,552
                                                   -----------  -----------

                                                   $   161,273  $   155,542
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com